FUND ACCOUNTING SERVICE AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Jacobs & Company Mutual Fund

Abacus Value Fund

The Rational Investor Fund

The Biondo Fund

Critical Math Fund

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-5

Critical Math Fund

FEES AND EXPENSES

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point fee after the first $25 Million in assets, plus out-of-pocket expenses, as follows:

Fee of $24,000 plus

$6,000 for each additional class above one

$6,000 for international or exotic funds

2 basis points or 0.02% on net assets of $25 million to $100 million

1 basis point on net assets greater than $100 million

*THE ABOVE FEES ARE SUBJECT TO THE FOLLOWING DISCOUNTS:

20% discount of service fees in first year

15% discount of service fees in second year

10% discount for all future years

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff……$150.00/hour

GFS Junior Staff…….$75.00/hour

MIS Staff……………$200.00/hour

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-5

Critical Math Fund

FEES AND EXPENSES

OUT-OF-POCKET EXPENSES:

The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes and, therefore, are subject to change.  Current changes are as follows:

$.15 Domestic and Canadian Equities

$.15 Options

$.50 Corp/Gov/Agency Bonds

$1.00 CMO’s

$.50 International Equities and Bonds

$.80 Municipal Bonds

The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees (base fee as well as basis point fee).

There is an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Transfer Agency and Service Agreement dated May 19, 2005, this 19th day of December, 2005.

NORTHERN LIGHTS FUND TRUST                         GEMINI FUND SERVICES, LLC

(for Critical Math Fund)

By: _/s/ Michael J. Wagner___________                   By: _/s/ Andrew Rogers________

      Michael J. Wagner,                                                     Andrew Rogers,

      President                                                                     Senior Vice President